Exhibit 99.1

TeraWulf Announces First Quarter 2023 Results and Provides Operational Updates

Increased hashrate capacity by 65% in Q1 2023 to 3.3 EH/s as of March 31, 2023.

Self-mined 533 Bitcoin in Q1 2023, an increase of 38% over the Bitcoin self-mined in Q4 2022.

Revenue per Bitcoin produced increased 28% in Q1 2023, while power cost per Bitcoin declined by 21%.

EASTON, Md., May 15, 2023 (GLOBE NEWSWIRE) -- TeraWulf Inc. (Nasdaq: WULF) (“TeraWulf” or the “Company”), which owns and operates vertically integrated, domestic Bitcoin mining facilities powered by more than 91% zero-carbon energy, today announced its unaudited financial results for the first quarter of fiscal year 2023 and provided an operational update.

First Quarter 2023 Operational and Financial Highlights

●	Generated revenue of $12.3 million and self-mined 533 Bitcoin in Q1 2023.
●	Commenced mining at the Nautilus Cryptomine in February 2023, a joint venture with Cumulus Coin, LLC and the first behind the meter Bitcoin mining facility powered by 100% nuclear power in the U.S., with over 1.2 EH/s of self-mining capacity deployed as of March 31, 2023.
●	Achieved a total self-mining hashrate of 3.3 EH/s as of March 31, 2023, representing a quarterly increase of 65% relative to December 31, 2022.

Key Metrics [1]	Q4 2022	Q1 2023	% Change
Bitcoin Self-Mined [2]	387	533	38%
Revenue – Self-Mining Equivalent ($M) [3]	$7.0	$12.3	77%
Revenue – Hosting ($M) [4]	$1.5	$1.2	(17)%
Power Cost ($M) [5]	$5.9	$5.6	(5)%
Avg. Operating Hashrate (EH/s) – Self-Mining	1.1	1.9	65%
Avg. Operating Hashrate (EH/s) – Hosted	0.5	0.5	(6)%
Revenue per Bitcoin	$18,053	$23,073	28%
Power Cost per Bitcoin	$10,643	$8,429	(21)%

Management Commentary

“We continue to execute our stated goals, delivering strong results in Q1 2023. Based on the continued hard work and commitment of our people, we recently energized 50 MW at Nautilus and are nearly complete in adding another 50 MW of capacity at Lake Mariner, which together will achieve our target of 5.5 EH/s of capacity in the second quarter,” stated Kerri Langlais, Chief Strategy Officer of TeraWulf.

“TeraWulf’s strong gross profit margins despite a low price Bitcoin environment showcase the advantages of the vertically integrated, infrastructure focused strategy,” added Langlais.

Production and Operations Update

As of March 31, 2023, the Company had an operational miner fleet of approximately 27,200 miners, comprised of 18,000 operational miners at its wholly owned Lake Mariner facility in New York (13,000 self-miners and 5,000 hosted miners) and 9,200 self-miners at the nuclearpowered Nautilus facility in Pennsylvania. The Company’s self-mining hashrate capacity increased to 2.8 EH/s with an additional 0.5 EH/s of hosted capacity as of March 31, 2023, reflecting a total increase in hashrate of 65% in Q1 2023.

TeraWulf is currently expanding mining operations at its wholly owned Lake Mariner facility in New York with the addition of Building 2, which is expected to increase the facility’s operational capacity from 60 MW currently to 110 MW in Q2 2023. The Company has the ability to expand mining capacity at Lake Mariner by an additional 80 MW, for a total of 190 MW, in the near term.

As of April 20, 2023, the Company’s stake in phase one of the Nautilus facility – 50 MW and 1.9 EH/s – was fully energized. TeraWulf has the option to add an additional 50 MW of Bitcoin mining capacity at Nautilus, for a total of 100 MW, which TeraWulf plans to deploy in future phases pending capital availability.

Across its two sites, the Company expects to have a total operational capacity of 50,000 miners (5.5 EH/s) in Q2 2023, representing approximately 160 MW of net mining infrastructure.

First Quarter 2023 Financial Results

Revenue in the first quarter of 2023 increased 20% to $11.5 million compared to $9.6 million in the fourth quarter of 2022. The increase is attributable to the significant increase in operating self-mining hashrate as well as a higher average price of Bitcoin relative to the fourth quarter of 2022.

Cost of revenue as a percentage of revenue decreased to 43% in the first quarter of 2023 compared to 55% in the fourth quarter of 2022 primarily driven by decreased energy costs, as the power cost per Bitcoin mined fell by 19% quarter over quarter.

Cost of Operations in the first quarter of 2023 decreased by 11% to $15.8 million compared to $17.7 million in the fourth quarter of 2022. The decrease in Cost of Operations was primarily driven by realized cost reductions in connection with the Company’s stated cost reduction strategy.

About TeraWulf

TeraWulf (Nasdaq: WULF) owns and operates vertically integrated, environmentally clean Bitcoin mining facilities in the United States. Led by an experienced group of energy entrepreneurs, the Company currently has two Bitcoin mining facilities: the wholly owned Lake Mariner facility in New York, and Nautilus Cryptomine facility in Pennsylvania, a joint venture with Cumulus Coin, LLC. TeraWulf generates domestically produced Bitcoin powered by nuclear, hydro, and solar energy with a goal of utilizing 100% zero-carbon energy. With a core focus on ESG that ties directly to its business success, TeraWulf expects to offer attractive mining economics at an industrial scale.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements concerning anticipated future events and expectations that are not historical facts. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “goal,” “target,” “aim,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of TeraWulf’s management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including, among others: (1) conditions in the cryptocurrency mining industry, including fluctuation in the market pricing of Bitcoin and other cryptocurrencies, and the economics of cryptocurrency mining, including as to variables or factors affecting the cost, efficiency and profitability of cryptocurrency mining; (2) competition among the various providers of cryptocurrency mining services; (3) changes in applicable laws, regulations and/or permits affecting TeraWulf’s operations or the industries in which it operates, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining; (4) the ability to implement certain business objectives and to timely and cost-effectively execute integrated projects; (5) failure to obtain adequate financing on a timely basis and/or on acceptable terms with regard to growth strategies or operations; (6) loss of public confidence in Bitcoin or other cryptocurrencies and the potential for cryptocurrency market manipulation; (7) the potential of cybercrime, money-laundering, malware infections and phishing and/or loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage (and the costs associated with any of the foregoing); (8) the availability, delivery schedule and cost of equipment necessary to maintain and grow the business and operations of TeraWulf, including mining equipment and infrastructure equipment meeting the technical or other specifications required to achieve its growth strategy; (9) employment workforce factors, including the loss of key employees; (10) litigation relating to TeraWulf, RM 101 f/k/a IKONICS Corporation and/or the business combination; (11) the ability to recognize the anticipated objectives and benefits of the business combination; (12) potential differences between the unaudited results disclosed in this release and the Company’s final results when disclosed in its Annual Report on Form 10-K as a result of the completion of the Company’s final adjustments, annual audit by the Company’s independent registered public accounting firm, and other developments arising between now and the disclosure of the final results; and (13) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. TeraWulf does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.

Company Contact:
Jason Assad
assad@terawulf.com

[1]

Unaudited monthly results are based on estimates, which remain subject to standard month end adjustments. The Company’s share of the earnings or losses of the Nautilus facility is reflected in the caption “Equity in net loss of investee, net of tax” in the consolidated statements of operations. Operations at Nautilus do not impact the revenue or cost of goods sold lines in TeraWulf’s consolidated statements of operations.

[2]	Includes BTC earned from profit sharing associated with short-term hosting agreement at the Lake Mariner facility and TeraWulf’s net share of BTC produced at the Nautilus facility.
[3]	Includes TeraWulf’s net share of BTC revenue generated at the Nautilus facility and profit sharing from hosting agreement.
[4]	Excludes BTC earned from profit sharing associated with short-term hosting agreement at the Lake Mariner facility.
[5]	Includes TeraWulf’s net share of power cost incurred at the Nautilus facility.
[6]	Includes gross total hashrate of miners hosted on short-term agreement at the lake Mariner facility.

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,985	$1,279
Restricted cash	1	7,044
Digital currency, net	117	183
Prepaid expenses	4,378	5,095
Amounts due from related parties	—	—
Other current assets	739	543
Total current assets	22,220	14,144
Equity in net assets of investee	122,035	98,741
Property, plant and equipment, net	159,415	191,521
Right-of-use asset	11,694	11,944
Other assets	1,417	1,337
TOTAL ASSETS	$316,781	$317,687

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,966	$21,862
Accrued construction liabilities	729	2,903
Other accrued liabilities	9,119	14,963
Share based liabilities due to related party	14,896	14,583
Other amounts due to related parties	4,406	3,295
Contingent value rights	7,001	10,900
Current portion of operating lease liability	43	42
Insurance premium financing payable	961	2,117
Convertible promissory notes	—	3,416
Current portion of long-term debt	—	51,938
Total current liabilities	56,121	126,019
Operating lease liability, net of current portion	936	947
Long-term debt	113,411	72,967
TOTAL LIABILITIES	170,468	199,933

Commitments and Contingencies (See Note 12)

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 100,000,000 and 25,000,000 authorized at March 31, 2023 and December 31, 2022, respectively; 9,566 issued and outstanding at March 31, 2023 and December 31, 2022; aggregate liquidation preference of $10,608 and $10,349 at March 31, 2023 and December 31, 2022, respectively	9,273	9,273
Common stock, $0.001 par value, 400,000,000 and 200,000,000 authorized at March 31, 2023 and December 31, 2022, respectively; 186,268,682 and 145,492,971 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	186	145
Common stock to be issued	4,390	—
Additional paid-in capital	345,195	294,810
Accumulated deficit	(212,731)	(186,474)
Total stockholders' equity	146,313	117,754
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$316,781	$317,687

	Three Months Ended March 31,
	2023	2022

Revenue	$11,533	$217
Cost of revenue (exclusive of depreciation shown below)	5,002	32
Gross profit	6,531	185

Cost of operations:
Operating expenses	308	480
Operating expenses - related party	597	62
Selling, general and administrative expenses	6,492	5,985
Selling, general and administrative expenses - related party	2,898	2,816
Depreciation	5,433	4
Realized gain on sale of digital currency	(603)	—
Impairment of digital currency	627	5
Total cost of operations	15,752	9,352

Operating loss	(9,221)	(9,167)
Interest expense	(6,834)	(5,322)
Loss before income tax and equity in net loss of investee	(16,055)	(14,489)
Income tax (expense) benefit	—	—
Equity in net loss of investee, net of tax	(10,167)	(788)
Loss from continuing operations	(26,222)	(15,277)
Loss from discontinued operations, net of tax	(35)	(2,906)
Net loss	(26,257)	(18,183)
Preferred stock dividends	(259)	(45)
Net loss attributable to common stockholders	$(26,516)	$(18,228)

Loss per common share:
Continuing operations	$(0.16)	$(0.15)
Discontinued operations	—	(0.03)
Basic and diluted	$(0.16)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	165,015,228	100,121,370

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,257)	$(18,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs, commitment fees and accretion of debt discount	3,549	2,458
Related party expense to be settled with respect to common stock	313	—
Common stock issued for interest expense	26	—
Stock-based compensation expense	876	—
Depreciation	5,433	4
Amortization of right-of-use asset	250	20
Increase in digital currency from mining	(9,940)	(217)
Impairment of digital currency	627	5
Realized gain on sale of digital currency	(603)	—
Proceeds from sale of digital currency	9,982	—
Equity in net loss of investee, net of tax	10,167	788
Loss from discontinued operations, net of tax	35	2,906
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	717	(4,449)
Decrease in amounts due from related parties	—	815
Increase in other current assets	(241)	(34)
Increase in other assets	(83)	(848)
Decrease in accounts payable	(2,435)	(3,978)
(Decrease) increase in other accrued liabilities	(1,354)	4,756
Increase in other amounts due to related parties	325	776
Decrease in operating lease liability	(10)	(21)
Net cash used in operating activities from continuing operations	(8,623)	(15,202)
Net cash used in operating activities from discontinued operations	(90)	(50)
Net cash used in operating activities	(8,713)	(15,252)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in joint venture, including direct payments made on behalf of joint venture	(2,285)	(19,072)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture or joint venture partner	—	(11,402)
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture or joint venture partner	—	11,402
Purchase of and deposits on plant and equipment	(9,986)	(27,745)
Payment of contingent value rights liability	(3,899)	—
Net cash used in investing activities	(16,170)	(46,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from insurance premium financing	295	4,706
Principal payments on insurance premium financing	(1,451)	(1,559)
Proceeds from issuance of common stock, net of issuance costs paid of $995 and $142	26,562	6,787
Proceeds from common stock to be issued, net of issuance costs of $56 and $0	4,390	—
Proceeds from warrant issuances	2,500	—
Proceeds from issuance of preferred stock	—	9,266
Proceeds from issuance of convertible promissory note	1,250	—
Net cash provided by financing activities	33,546	19,200

Net change in cash and cash equivalents and restricted cash	8,663	(42,869)
Cash and cash equivalents and restricted cash at beginning of period	8,323	46,455
Cash and cash equivalents and restricted cash at end of period	$16,986	$3,586

Cash paid during the period for:
Interest	$5,399	$1,427
Income taxes	$—	$—